Exhibit 99.1

Performant Financial Corporation Announces Financial Results for Second Quarter 2014
Livermore, California, August 7, 2014-Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its second quarter ended June 30, 2014:
Second Quarter Financial Highlights

•	Total Revenues of $57.4 million, representing a year-over-year decrease of 17.0%

•	Net income of $5.9 million, resulting in earnings per diluted share (EPS) of $0.12, compared to net income of $11.2 million, or $0.23 per diluted share, in the prior year period

•	Adjusted EBITDA of $16.7 million, compared to the prior year period of $27.0 million, representing a year-over-year decline of 38.0%

•	Adjusted net income of $7.2 million or $0.14 per diluted share, compared to $13.1 million and $0.27 per diluted share, respectively, in the prior year period

Second Quarter 2014 Results

Lisa Im, Performant Financial’s Chief Executive Officer said, “While we have obviously been significantly affected by the ongoing RAC contract transition process and delays in the award of the second contract, I’m very appreciative of the continued partnership opportunities from our clients and proud of the hard work from our team in delivering these second quarter results.”

Student Lending revenues declined 10.9% during the second quarter to $40.1 million, from $45.0 million in the prior year period. Student Loan Placement Volume (defined below) during the quarter totaled $1.9 billion.
Healthcare revenues declined 37.1% during the second quarter of 2014 to $11.3 million from $18.0 million in the prior year period. Our Net Claim Recovery Volume (defined below) during the quarter was $100.2 million, compared to $159.8 million in the prior year period. Other revenues declined slightly during the second quarter to $6.0 million from $6.2 million in the prior year period.

As of June 30, 2014, the Company had cash and cash equivalents of approximately $81.5 million.

Business Outlook

“When we announced our initial guidance for 2014 we expected the year to be transitory in nature with a few open items that could change our full year results including:

•	The timing of an award of the new CMS Recovery Audit Contract

•	The impact that the Bipartisan Budget Act of 2013 would have on our Guarantee Agency clients

•	The potential revenue impact from our new commercial healthcare clients

As a result of gaining some clarity around these topics, largely related to the timing of the Recovery Audit Contract, we are narrowing the range of our previously provided guidance for 2014 and anticipate that full year revenues will be in the range of $200 to $220 million,” concluded Im.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Net Claim Recovery Volume refers to the dollar volume of improper Medicare claims that we have recovered for CMS during the applicable period net of any amount that we have reserved to cover appeals by healthcare providers. We are paid recovery fees as a percentage of this recovered claim volume. We calculate this metric by dividing our claim recovery revenue by our Claim Recovery Fee Rate (the weighted-average percentage of our fees compared to amounts recovered by CMS). This metric shows trends in the volume of improper payments within our region and allows management to measure our success in finding these improper payments, over time.

Earnings Conference Call

The Company will hold a conference call to discuss its second quarter results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed over the Internet from the Company's Investor Relations website at investors.performantcorp.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-9039 (domestic) or 201-689-8470 (international) and entering passcode 13587429. Participants should ask for the Performant Financial second quarter earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company's website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the replay passcode 13587429. The telephonic replay will be available until 11:59 pm (Eastern Time), August 14, 2014.

Interested investors and other parties may also listen to a simultaneous webcast of the live conference call by logging onto the Investor Relations section of the Company's website at investors.performantcorp.com. The on-line replay will be available on the website immediately following the call.

About Performant Financial Corporation

Performant Financial Corporation is a leading provider of technology-enabled recovery and related analytics services. The Company’s services help identify and recover delinquent or defaulted assets and improper payments for various government, healthcare and financial services markets in the United States. The Company was founded in 1976 and is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the company presents adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected revenues for 2014. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, that our agreements with CMS and the Department of Education, two of our largest customers, are currently subject to rebidding processes, that transition rules have significantly limited our activity under the existing RAC contract, the high level of revenue concentration among the Company's five largest customers, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive and do not provide for committed business volumes, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2013 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$81,461	$81,909
Trade accounts receivable, net of allowance for doubtful accounts of $32 and $32, respectively and estimated allowance for appeals of $359 and $1,160, respectively	16,634	19,649
Deferred income taxes	7,815	6,847
Prepaid expenses and other current assets	3,142	4,400
Debt issuance costs, current portion	1,021	1,055
Total current assets	110,073	113,860
Property, equipment, and leasehold improvements, net	27,171	26,247
Identifiable intangible assets, net	30,648	32,513
Goodwill	81,572	81,572
Debt issuance costs, net	2,291	2,789
Other assets	249	279
Total assets	$252,004	$257,260
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable	$9,819	$10,763
Accrued salaries and benefits	9,207	11,826
Accounts payable	1,443	2,383
Other current liabilities	3,713	5,311
Income taxes payable	246	103
Estimated liability for appeals	18,401	15,283
Total current liabilities	42,829	45,669
Notes payable, net of current portion	106,885	122,541
Deferred income taxes	11,500	12,612
Other liabilities	1,871	2,204
Total liabilities	163,085	183,026
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at June 30, 2014 and December 31, 2013; issued and outstanding 48,534 and 48,316 shares at June 30, 2014 and December 31, 2013, respectively	5	5
Additional paid-in capital	52,218	49,791
Retained earnings	36,696	24,438
Total stockholders’ equity	88,919	74,234
Total liabilities and stockholders’ equity	$252,004	$257,260

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$57,419	$69,155	$116,043	$118,518
Operating expenses:
Salaries and benefits	24,269	23,900	49,056	47,882
Other operating expenses	20,381	22,883	40,646	41,751
Total operating expenses	44,650	46,783	89,702	89,633
Income from operations	12,769	22,372	26,341	28,885
Interest expense	(2,605)	(2,924)	(5,309)	(5,889)
Income before provision for income taxes	10,164	19,448	21,032	22,996
Provision for income taxes	4,251	8,253	8,774	9,980
Net income	$5,913	$11,195	$12,258	$13,016
Net income per share
Basic	$0.12	$0.24	$0.25	$0.28
Diluted	$0.12	$0.23	$0.25	$0.26
Weighted average shares
Basic	48,486	47,551	48,457	46,840
Diluted	49,686	49,436	49,662	49,205

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
Cash flows from operating activities:	2014	2013
Net income	$12,258	$13,016
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of asset	22	—
Depreciation and amortization	5,991	5,138
Deferred income taxes	(2,080)	(895)
Stock-based compensation	1,782	1,422
Interest expense from debt issuance costs and amortization of discount note payable	593	641
Changes in operating assets and liabilities:
Trade accounts receivable	3,015	(621)
Prepaid expenses and other current assets	1,258	156
Income tax receivable	—	(2,094)
Other assets	30	44
Accrued salaries and benefits	(2,619)	(1,133)
Accounts payable	(940)	642
Other current liabilities	(1,598)	119
Income taxes payable	143	(430)
Deferred revenue	—	(909)
Estimated liability for appeals	3,118	4,517
Other liabilities	106	(355)
Net cash provided by operating activities	21,079	19,258
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(5,072)	(6,082)
Net cash used in investing activities	(5,072)	(6,082)
Cash flows from financing activities:
Repayment of notes payable	(16,600)	(9,083)
Proceeds from exercise of stock options	137	1,441
Income tax benefit from employee stock options	508	8,172
Payment of purchase obligation	(500)	(250)
Net cash provided by (used in) financing activities	(16,455)	280
Net increase (decrease) in cash and cash equivalents	(448)	13,456
Cash and cash equivalents at beginning of period	81,909	37,843
Cash and cash equivalents at end of period	$81,461	$51,299
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$10,186	$5,225
Cash paid for interest	$4,705	$5,195

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amount)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted Earnings Per Diluted Share:
Net income	$5,913	$11,195	$12,258	$13,016
Plus: Adjustment items per reconciliation of adjusted net income	1,253	1,917	2,508	4,049
Adjusted net income	$7,166	$13,112	$14,766	$17,065
Adjusted Earnings Per Diluted Share	$0.14	$0.27	$0.30	$0.35
Diluted avg shares outstanding	49,686	49,436	49,662	49,205

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA:
Net income	$5,913	$11,195	$12,258	$13,016
Provision for income taxes	4,251	8,253	8,774	9,980
Interest expense	2,605	2,924	5,309	5,889
Secondary offering expense (1)	—	1,269	—	2,893
Depreciation and amortization	3,058	2,629	5,991	5,138
Stock-based compensation	891	710	1,782	1,422
Adjusted EBITDA	$16,718	$26,980	$34,114	$38,338

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted Net Income:
Net income	$5,913	$11,195	$12,258	$13,016
Secondary offering expense (1)	—	1,269	—	2,893
Stock-based compensation	891	710	1,782	1,422
Amortization of intangibles (2)	933	933	1,866	1,866
Deferred financing amortization costs (3)	265	282	532	567
Tax adjustments (4)	(836)	(1,277)	(1,672)	(2,699)
Adjusted Net Income	$7,166	$13,112	$14,766	$17,065

(1) Represents direct and incremental costs associated with the Company's secondary offerings in February and April 2013.
(2) Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.
(3) Represents amortization of capitalized financing costs related to debt offerings conducted in 2012.
(4) Represents tax adjustments assuming a marginal tax rate of 40%.